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EXHIBIT (a)(1)(D)

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
OFFER TO PURCHASE FOR CASH
UP TO 4,545,455 SHARES
OF ITS COMMON STOCK, PAR VALUE $0.001 PER SHARE, AT $11.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MARCH 19, 2004, UNLESS THE OFFER IS EXTENDED.

February 19, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        In our capacity as Depositary, we are enclosing the material listed below relating to the offer of National Medical Health Card Systems, Inc., a Delaware corporation ("Health Card"), to purchase up to 4,545,455 shares (the "Maximum Number") of its common stock, $0.001 par value (the "Shares"), at a price of $11.00 per share net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 19, 2004 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        Health Card will purchase all Shares properly tendered and not validly withdrawn up to the Maximum Number, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration provision described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

        The Purchase Price will be paid in cash with respect to all Shares purchased, without interest.

        All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned at Health Card's expense as promptly as practicable following the Expiration Date.

        The Offer is conditioned on there having been validly tendered and not withdrawn prior to the expiration of the Offer of at least 4,448,900 Shares. The Offer is also subject to certain other conditions, including that the purchase agreement under which Health Card is effecting the sale of its convertible preferred stock in a private transaction will not have been terminated. See Section 6 of the Offer to Purchase.

        We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. Health Card will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        For your information and for forwarding to your clients, we are enclosing the following documents:

          1.     The Offer to Purchase.

          2.     The Letter of Transmittal for your use and for the information of your clients together with the accompanying Substitute Form W-9.

          3.     A letter to the stockholders of Health Card from its President and Chief Executive Officer.

          4.     The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

          5.     A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

          6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7.     A return envelope addressed to Continental Stock Transfer & Trust Company, the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MARCH 19, 2004, UNLESS THE OFFER IS EXTENDED.

        Health Card will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Health Card will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. Health Card will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

        As described in the Offer to Purchase, if more than 4,545,455 Shares have been validly tendered and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, Health Card will accept all Shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, including shares tendered by the covered stockholders (as defined in the Offer to Purchase), on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 and Section 6 of the Offer to Purchase.

        THE BOARD OF DIRECTORS OF HEALTH CARD HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER HEALTH CARD NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COVERED STOCKHOLDERS HAVE AGREED TO TENDER 4,448,900 OF THE 4,943,219 SHARES, OPTIONS AND WARRANTS HELD BY THEM INTO THE OFFER. HOWEVER, THE OFFER PROVIDES OTHER STOCKHOLDERS THE SAME OPPORTUNITY TO TENDER AS IS AVAILABLE TO THE COVERED STOCKHOLDERS. HEALTH CARD HAS BEEN ADVISED THAT NONE OF ITS OTHER DIRECTORS AND OFFICERS INTEND TO TENDER SHARES INTO THE OFFER. STOCKHOLDERS SHOULD NOTE THAT AS OF THE DATE OF THE OFFER, THE MARKET PRICE FOR THE SHARES IS HIGHER THAN THE PURCHASE PRICE. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES.

        In order to tender Shares into the Offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, as defined in the Offer to Purchase, in the case of book-entry transfer, and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, all in accordance with the instructions described in the Offer to Purchase and the related Letter of Transmittal.

        Questions and requests for assistance or for additional copies of this Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to David Gershen, Executive

Vice President of Financial Services and Treasurer, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050 (telephone: (516) 626-0007).

Very truly yours,
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

        Nothing contained herein or in the enclosed documents will constitute you or any other person the agent of Health Card or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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CONTINENTAL STOCK TRANSFER & TRUST COMPANY NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. OFFER TO PURCHASE FOR CASH UP TO 4,545,455 SHARES OF ITS COMMON STOCK, PAR VALUE $0.001 PER SHARE, AT $11.00 PER SHARE